Exhibit 23.3

KPMG en Perú Torre KPMG. Av. Javier Prado Oeste 203 San Isidro. Lima 27, Perú	Teléfono Fax Internet	51 (1) 611 3000 51 (1) 421 6943 www.kpmg.com/pe

Consent of Independent Auditors

The Board of Directors

Generandes Peru S.A:

We consent to the use of our report dated July 4, 2014, with respect to the consolidated statements of financial position of Generandes Peru S.A. and subsidiaries as of December 31, 2013, 2012 and 2011, and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for the years ended December 31, 2013 and 2012 included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Juan José Córdova

Juan José Córdova

Partner

Caipo y Asociados S. Civil de R. L.

Lima, Peru

October 27, 2016

Caipo y Asociados S. Civil de R.L. sociedad civil peruana de responsabilidad limitada

y firma miembro de la red de firmas miembro independientes de KPMG afiliadas a

KPMG International Cooperative (“KPMG International”), una entidad suiza.

Inscrita en la partida No 01681796 del Registro de Personas Juridicas de Lima.